Calculation of Filing Fee Table

Form S-8
(Form Type)

LyondellBasell Industries N.V.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary shares, par value EUR 0.04 per share, of LyondellBasell Industries N.V.	457(c)	8,000,000	$71.09	$568,720,000.00	0.0001381	$78,540.23
Total Offering Amounts						$568,720,000.00		$78,540.23
Total Fee Offsets								$—
Net Fee Due								$78,540.23
Offering Note
(1) This registration statement on Form S-8 covers (i) 8,000,000 ordinary shares, par value €0.04 per share (“Ordinary Shares”), of LyondellBasell Industries N.V. (the "Registrant") issuable pursuant to the LyondellBasell Industries Long-Term Incentive Plan (the "LTIP") and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), any additional Ordinary Shares that become issuable under the LTIP by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low sales prices of the Registrant's Ordinary Shares as reported on the New York Stock Exchange on May 21, 2026.

Table 2: Fee Offset Claims and Sources

N/A